Exhibit 2.8

AMENDMENT TO PROMISSORY NOTE

This AMENDMENT (the “Amendment”) to the Promissory Note (as defined below) is made and entered into as of March 18, 2002, by and between Frederick R. Fromm and Oplink Communications, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Company previously made a loan to Mr. Fromm as evidenced by the promissory note dated August 16, 2000 in the aggregate principal amount of $400,000 (the “Promissory Note”); and

WHEREAS, the Company and Mr. Fromm now desire to amend the terms of the Promissory Note as set forth below.

Agreement

NOW, THEREFORE, the parties hereto mutually agree that all consents or conditions required to be obtained or satisfied under the Promissory Note in connection with this Amendment are hereby given and that the Promissory Note is amended as follows:

1.    MODIFICATIONS.    Section 1 of the Promissory Note is hereby amended to read in its entirety as follows:

“1.    Principal Repayment.  The outstanding principal amount and any accrued and unpaid interest hereunder shall be due and payable in one lump sum on June 30, 2007 (the “Maturity Date”); provided, however, the undersigned shall apply the proceeds realized from any sale of common stock of the Company (or successor corporation) held by the undersigned, net of the exercise price and tax liability with respect to such sale, to prepay or repay (as the case may be) the principal and unpaid interest hereunder until this Note is settled in full.

2.    General.

2.1    Continuing Effect; No Waiver.  All other provisions of the Promissory Note remain in full force and effect and are unmodified by this Amendment. The parties hereby acknowledge that nothing in this Amendment shall be construed as a waiver on behalf of the Company or Mr. Fromm of any other rights or obligations under the Promissory Note.

2.2    Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same instrument.

2.3    Entire Agreement.  This Amendment and the Promissory Note (as amended herein) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any

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manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

2.4    Governing Law.  This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT as of the date set forth in the first paragraph hereof.

/s/ FREDERICK R. FROMM
Frederick R. Fromm

Oplink Communications, Inc.

Signature:	/s/ BRUCE D. HORN

Print Name:	Bruce D. Horn

Title:	CFO

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[Amendment to Promissory Note Signature Page]